Exhibit 99.1
FOR IMMEDIATE RELEASE
Waste Management Announces Second Quarter 2011 Earnings

HOUSTON — July 28, 2011 — Waste Management, Inc. (NYSE: WM) today announced financial results for its second quarter ended June 30, 2011. Net income (a) for the quarter was $237 million, or $0.50 per diluted share, compared with $246 million, or $0.51 per diluted share, for the second quarter of 2010. Revenues for the second quarter of 2011 were $3.35 billion compared with $3.16 billion for the same 2010 period, an increase of 6.0%.
The Company noted that results in the second quarter of 2011 included a number of unexpected items, including a decrease of $0.02 per diluted share from increased repair and maintenance expenses, a decrease of $0.01 per diluted share from risk management, and $0.01 per diluted share from litigation settlement costs.
David P. Steiner, Chief Executive Officer of Waste Management, commented, “Our revenue continued the recent trend of year-over-year growth, increasing 6% compared with the second quarter of 2010, primarily because of higher commodity prices, improving recycling volumes, and collection and disposal yield.
“Recycling remained a significant contributor to earnings, and we continued to generate robust cash from operations, with $478 million of cash from operations in the quarter. In the first half of the year we made significant investments in our growth initiatives and cost reduction programs. These initiatives are largely performing according to our plans, and we expect to see the associated benefits in the third quarter and accelerating in future quarters.
“Internal revenue growth from volume declined by 1.7% in the second quarter of 2011. We expected to see stronger improvement during the second quarter, and we did see improved volumes in the first weeks of the quarter; but volumes hit a soft patch in May and June. Volumes look to be improving slightly in July, but given our first half volumes, we now expect to see volumes in the negative 1.5% to negative 2.5% range for the year.”
Steiner continued, “Our internal revenue growth from yield for our collection and disposal operations was 1.6%. It would have been close to 2.0% if not for weakness in two areas, Florida and the Gulf Coast. Both areas saw weakness in residential pricing related to large municipal contracts, and the Gulf Coast had a negative year-over-year comparison primarily related to last year’s oil spill project. In Florida we also had a shift in the mix of our roll-off volumes that negatively affected yield.”
FOR MORE INFORMATION
Waste Management
Web site
www.wm.com
Analysts
Ed Egl
713.265.1656
eegl@wm.com
Media
Lynn Brown
713.394.5093
lynnbrown@wm.com

KEY HIGHLIGHTS FOR THE SECOND QUARTER 2011
•	Revenue increased by 6.0%, or $189 million.

•	Internal revenue growth from yield for collection and disposal operations was 1.6%.

•	Internal revenue growth from volume was negative 1.7%.

•	Operating expenses increased by 7.2%, or $144 million. This increase resulted mainly from $95 million of increased cost of goods sold from recycling commodity rebates and a $39 million increase in fuel costs. During the second quarter 2011 our fuel surcharge program worked as expected to offset increased fuel costs. Maintenance and repair costs increased $17 million primarily related to higher pricing for parts, tires, and oil-based lubricants. Risk management costs increased $17 million, primarily due to a few large incidents.

•	Selling, general and administrative expenses increased by $37 million compared with the second quarter of 2010, due principally to increased expenses for growth initiatives and cost reduction programs and information technology upgrades. As a percentage of revenue, SG&A expenses increased to 11.4% from 10.9% in the prior year period.

•	Average recycling commodity prices increased approximately 25% in the second quarter of 2011 compared with the prior year period. This favorable year-over-year impact contributed $0.03 to earnings per diluted share in the second quarter of 2011, compared with the prior year period.

•	Net cash provided by operating activities was $478 million. Capital expenditures were $280 million. Free cash flow was $206 million. (b)

•	The Company returned $266 million to shareholders, consisting of $161 million in dividends and $105 million in common stock repurchases.

•	The effective tax rate was approximately 34.5%.
Steiner concluded, “Although we expected our yield to decrease from the first quarter, we are not satisfied that yield dropped below 2%. As a result, we are taking pricing actions intended to increase yield, and we still expect our full year yield to be about 2%.
“Given the current business environment and our current outlook for volumes, we have already instituted cost reduction programs. These cost reductions, combined with our pricing actions, are intended to generate at least $80 million in income from operations for the remainder of 2011.
“For the remainder of the year, we expect recycling commodity prices to remain strong, and for our waste-to-energy operations to achieve earnings similar to 2010 second half earnings. While we expect to see the benefits of our cost reduction programs and growth initiatives, we also expect to see weaker volumes in the second half than we originally planned. Consequently, we now project full year adjusted earnings per diluted share of between $2.14 and $2.18; and we expect our free cash flow to be about $1.25 billion.(b) This guidance does not include any costs or benefits related to our acquisition of Oakleaf announced today.”

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business.
The Company’s projected full year 2011 earnings of $2.14 to $2.18 per diluted share are not GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2011 that are not representative or indicative of our results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures, resolution of income tax items or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, we do not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection. Additionally, projected full year 2011 earnings per diluted share do not include any costs or benefits related to the Company’s acquisition of Oakleaf announced today.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, we believe free cash flow gives investors useful insight into how we view our liquidity. Nonetheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that we have committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison.
The following reconciliation presents a scenario that illustrates our projected free cash flow for 2011. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.
Full Year 2011 Free Cash Flow Reconciliation

Net cash provided by operating activities	$2,600
Capital expenditures	(1,400)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	50

$1,250

The quantitative reconciliation of free cash flow for the quarter to the most comparable GAAP measure is included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company will host a conference call at 10:00 AM (Eastern) today to discuss the second quarter 2011 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 73675301when prompted by the conference call operator.
A replay of the conference call will be available on our website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, July 28, 2011 through 5:00 PM (Eastern) on Thursday, August 11, 2011. To access the replay telephonically, please dial 800-642-1687, or from outside of the United States or Canada dial 706-645-9291, and use the replay conference ID number 73675301.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements” and include statements regarding financial results, business goals and investments and cost reduction programs, earnings from waste-to-energy operations, strategic growth initiatives and their future performance, future volume and pricing and related trends, future recycling commodity prices, 2011 earnings per diluted share, 2011 free cash flow, and general market and industry conditions. You should view these statements with caution. These statements are not guarantees of future performance, circumstances or events. They are based on the facts and circumstances known to us as of the date the statements are made. All phases of our business are subject to uncertainties, risks and other influences, many of which we do not control. Any of these factors, either alone or taken together, could have a material adverse effect on us and could cause actual results to be materially different from those set forth in such forward-looking statements. We assume no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.
The following are some of the risks that we face:
•	volatility and deterioration in the credit markets, inflation and other general and local economic conditions may negatively affect the volumes of waste generated;

•	competition may negatively affect our profitability or cash flows, our pricing strategy may have negative effects on volumes, and inability to execute our pricing strategy in order to retain and attract customers may negatively affect our average yield on collection and disposal business;

•	increasing use by customers of alternatives to traditional disposal, government mandates requiring recycling and prohibiting disposal of certain types of waste, and overall reduction of waste generated could continue to have a negative effect on volumes of waste going to landfills and waste-to-energy facilities;

•	we may fail in implementing our optimization initiatives and business strategy, which could adversely impact our financial performance and growth;

•	weather conditions and one-time special projects cause our results to fluctuate, and harsh weather or natural disasters may cause us to temporarily suspend operations;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse gas emissions and increasing operating costs and capital expenditures that may be required to comply with such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	adverse publicity (whether or not justified) relating to activities by our operations, employees or agents could tarnish our reputation and reduce the value of our brand;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	some of our customers, including governmental entities, have suffered financial difficulties that could affect our business and operating results, due to their credit risk and the impact of the municipal debt market on remarketing of our tax-exempt bonds;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverage could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuations in commodity prices may have negative effects on our operating results;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	we could face significant liability for withdrawal from multiemployer pension plans;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies and increase our costs;

•	our existing and proposed service offerings to customers may require that we develop or license, and protect, new technologies; and our inability to obtain or protect new technologies could impact our services to customers and development of new revenue sources;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations;

•	we may reduce or suspend capital expenditures, acquisition activity, dividend declarations or share repurchases if we suffer a significant reduction in cash flows; and

•	we may be unable to incur future indebtedness on terms we deem acceptable or to refinance our debt obligations, including near-term maturities, on acceptable terms and higher interest rates and market conditions may increase our expenses.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K.
ABOUT WASTE MANAGEMENT
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.
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Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2011	2010
Operating revenues	$3,347	$3,158

Costs and expenses:
Operating	2,140	1,996
Selling, general and administrative	382	345
Depreciation and amortization	319	309
Restructuring	—	(1)
(Income) expense from divestitures, asset impairments and unusual items	—	(77)

	2,841	2,572

Income from operations	506	586

Other income (expense):
Interest expense	(119)	(116)
Interest income	2	2
Equity in net losses of unconsolidated entities	(9)	(8)
Other, net	1	—

	(125)	(122)

Income before income taxes	381	464
Provision for income taxes	131	206

Consolidated net income	250	258
Less : Net income attributable to noncontrolling interests	13	12

Net income attributable to Waste Management, Inc.	$237	$246

Basic earnings per common share	$0.50	$0.51

Diluted earnings per common share	$0.50	$0.51

Basic common shares outstanding	474.2	482.1

Diluted common shares outstanding	476.0	485.8

Cash dividends declared per common share	$0.34	$0.315

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2011	2010
EPS Calculation:

Net income attributable to Waste Management, Inc.	$237	$246

Number of common shares outstanding at end of period	472.3	478.9
Effect of using weighted average common shares outstanding	1.9	3.2

Weighted average basic common shares outstanding	474.2	482.1
Dilutive effect of equity-based compensation awards and
other contingently issuable shares	1.8	3.7

Weighted average diluted common shares outstanding	476.0	485.8

Basic earnings per common share	$0.50	$0.51

Diluted earnings per common share	$0.50	$0.51

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Operating revenues	$6,450	$6,093

Costs and expenses:
Operating	4,135	3,877
Selling, general and administrative	764	696
Depreciation and amortization	618	600
Restructuring	—	(1)
(Income) expense from divestitures, asset impairments and unusual items	—	(77)

	5,517	5,095

Income from operations	933	998

Other income (expense):
Interest expense	(240)	(228)
Interest income	5	2
Equity in net losses of unconsolidated entities	(13)	(8)
Other, net	2	2

	(246)	(232)

Income before income taxes	687	766
Provision for income taxes	241	316

Consolidated net income	446	450
Less : Net income attributable to noncontrolling interests	23	22

Net income attributable to Waste Management, Inc.	$423	$428

Basic earnings per common share	$0.89	$0.89

Diluted earnings per common share	$0.89	$0.88

Basic common shares outstanding	474.9	481.5

Diluted common shares outstanding	477.0	484.6

Cash dividends declared per common share	$0.68	$0.63

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
EPS Calculation:

Net income attributable to Waste Management, Inc.	$423	$428

Number of common shares outstanding at end of period	472.3	478.9
Effect of using weighted average common shares outstanding	2.6	2.6

Weighted average basic common shares outstanding	474.9	481.5
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.1	3.1

Weighted average diluted common shares outstanding	477.0	484.6

Basic earnings per common share	$0.89	$0.89

Diluted earnings per common share	$0.89	$0.88

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$371	$539
Receivables, net	1,713	1,656
Other	290	287

Total current assets	2,374	2,482

Property and equipment, net	11,919	11,868
Goodwill	5,793	5,726
Other intangible assets, net	310	295
Other assets	1,187	1,105

Total assets	$21,583	$21,476

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,097	$2,252
Current portion of long-term debt	198	233

Total current liabilities	2,295	2,485

Long-term debt, less current portion	8,839	8,674
Other liabilities	3,826	3,726

Total liabilities	14,960	14,885

Equity:
Waste Management, Inc. stockholders’ equity	6,291	6,260
Noncontrolling interests	332	331

Total equity	6,623	6,591

Total liabilities and equity	$21,583	$21,476

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Consolidated net income	$446	$450
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	618	600
Other	123	113
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(109)	(187)

Net cash provided by operating activities	1,078	976

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(157)	(237)
Capital expenditures	(596)	(475)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	13	27
Investments in unconsolidated entities	(91)	(161)
Net receipts from restricted trust and escrow accounts, and other	7	23

Net cash used in investing activities	(824)	(823)

Cash flows from financing activities:
New borrowings	404	706
Debt repayments	(314)	(213)
Common stock repurchases	(168)	(286)
Cash dividends	(323)	(305)
Exercise of common stock options	35	13
Other, net	(59)	(38)

Net cash used in financing activities	(425)	(123)

Effect of exchange rate changes on cash and cash equivalents	3	(1)

Increase (decrease) in cash and cash equivalents	(168)	29
Cash and cash equivalents at beginning of period	539	1,140

Cash and cash equivalents at end of period	$371	$1,169

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2011	2011	2010
Operating Revenues by Lines of Business

Collection	$2,116	$2,021	$2,082
Landfill	671	579	664
Transfer	334	294	351
Wheelabrator	226	210	217
Recycling	419	370	281
Other	105	89	76
Intercompany (a)	(524)	(460)	(513)

Operating revenues	$3,347	$3,103	$3,158

	Quarters Ended
	June 30, 2011		June 30, 2010
		As a % of Total		As a % of Total
	Amount	Company	Amount	Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$173	5.5%	$209	7.1%
Volume	(52)	-1.7%	(86)	-2.9%

Internal revenue growth	121	3.8%	123	4.2%
Acquisition	57	1.8%	62	2.1%
Divestitures	(1)	—	(1)	0.0%
Foreign currency translation	12	0.4%	22	0.7%

	$189	6.0%	$206	7.0%

		As a % of		As a % of
	Amount	Related Business	Amount	Related Business
(i) Average yield
Collection, landfill and transfer	$41	1.6%	$56	2.2%
Waste-to-energy disposal	2	1.7%	6	5.7%

Collection and disposal	43	1.6%	62	2.3%
Recycling commodities	74	25.1%	123	78.8%
Electricity	3	4.8%	(3)	-4.5%
Fuel surcharges and mandated fees	53	46.9%	27	31.8%

Total	$173	5.5%	$209	7.1%

	Quarters Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$478	$480	$1,078	$976
Capital expenditures	(280)	(220)	(596)	(475)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	8	15	13	27

Free cash flow	$206	$275	$495	$528

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2011	2011	2010
Balance Sheet Data

Cash and cash equivalents	$371	$676	$1,169

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,037	$9,167	$9,585
Total equity	6,623	6,632	6,408

Total capital	$15,660	$15,799	$15,993

Debt-to-total capital	57.7%	58.0%	59.9%

Capitalized interest	$5	$4	$4

Acquisition Summary (a)

Gross annualized revenue acquired	$41	$68	$87

Total consideration	$68	$97	$193

Cash paid for acquisitions	$58	$99	$183

Other Operational Data

Internalization of waste, based on disposal costs	67.9%	68.3%	68.4%

Total landfill disposal volumes (tons in millions)	23.3	20.4	23.8
Total waste-to-energy disposal volumes (tons in millions)	2.0	1.9	1.9

Total disposal volumes (tons in millions)	25.3	22.3	25.7

Active landfills	270	271	273

Landfills reporting volume	255	255	258

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$84.7	$72.6	$88.5
Asset retirement costs	21.9	15.5	13.7

Total landfill amortization expense (b)	106.6	88.1	102.2
Accretion and other related expense	17.0	16.5	16.8

Landfill amortization, accretion and other related expense	$123.6	$104.6	$119.0

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods. Note that cash paid for acquisitions may include cash payments for business acquisitions consummated in prior quarters.

(b)	The quarter ended June 30, 2011, as compared to the quarter ended March 31, 2011, reflects an increase in amortization expense of $18.5 million, primarily due to seasonal increases in landfill volumes.

(8)